                                                       Registration No. 33-64973
    As filed with the Securities and Exchange Commission on January 22, 1996

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           _________________________

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           _________________________

                       FEDERATED DEPARTMENT STORES, INC.
             (Exact Name of Registrant as Specified in its Charter)


        Delaware                       5311                      13-3324058
(State of Incorporation)     (Primary Standard Industrial     (I.R.S. Employer
                             Classification Code Number)     Identification No.)

                            151 West 34th Street
                          New York, New York 10001
                               (212) 695-4400

                                      and

                             7 West Seventh Street
                           Cincinnati, Ohio 45202
                           Telephone  (513) 579-7000
                         (Principal Executive Offices)

                           Dennis J. Broderick, Esq.
              Senior Vice President, General Counsel and Secretary
                       Federated Department Stores, Inc.
                             7 West Seventh Street
                            Cincinnati, Ohio 45202
                                 (513) 579-7000
                              (Agent for Service)

                           _________________________

                                    Copy to:

                            Robert A. Profusek, Esq.
                           Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                                   32nd Floor
                           New York, New York 10022
                           Telephone:  (212) 326-3939

                           _________________________


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement, as determined by market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
[ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier
effective registration statement for the same offering.   [ ]  ________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                           _________________________

                        CALCULATION OF REGISTRATION FEE


     Title of each class of securities to              Amount to be         Proposed        Proposed maximum     Amount of
                be registered                         registered(1)     maximum offering       aggregate        registration
                                                                            price per           offering            fee
                                                                           unit(1)(2)       price(1)(2)(3)(4)
----------------------------------------------------------------------------------------------------------------------------
 Debt Securities(5)                                   }                   }                   }                  }
 Common Stock, par value $.01 per share(6)            }                   }                   }                  }
 Preferred Stock, par value $.01 per share(5)         }                   }                   }                  }
 Warrants(5)                                          }                   }                   }                  }
                                                      }                                       }                  }
                                                                                              }                  }
                  Total                               $1,000,000,000      $1,000,000,000      $1,000,000,000     $344,827(7)



(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies. Such amount represents the aggregate initial offering price for the securities registered hereunder and the exercise price for any securities issuable upon exercise of Warrants.


(2) Not specified as to each class of securities to be registered, pursuant to General Instruction II.D. of Form S-3.

(3) Estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(4) The number of shares of Common Stock registered hereunder is limited to that which is permissible under Rule 415(a)(4) of the Securities Act of 1933.


(5) Also includes such indeterminate prinicpal amount of Debt Securities or such indeterminate number of shares of Preferred Stock or Common Stock (including rights to purchase Series A Junior Participating Preferred Stock) as may be issued upon conversion, exchange or exercise of any Debt Securities, Preferred Stock or Warrants that provide for conversion, exchange or exercise into or for such other securities.


(6) Includes rights to purchase Series A Junior Participating Preferred Stock. Prior to the occurrence of certain events, purchase rights for units of Series A Junior Participating Preferred Stock will not be evidenced separately from the Common Stock.


(7)      Previously paid in full.



                           _________________________


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                                 $1,000,000,000

                       FEDERATED DEPARTMENT STORES, INC.

                                DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK
                                    WARRANTS



         Federated Department Stores, Inc. (the "Company") may offer from time to time, together or separately, (i) debt securities ("Debt Securities") consisting of notes, debentures, or other evidences of indebtedness in one or more series, (ii) shares of its Common Stock, par value $.01 per share (the "Common Stock"), (iii) shares of its Preferred Stock, par value $.01 per share (the "Preferred Stock"), and (iv) warrants to purchase Debt Securities, Common Stock, or Preferred Stock, or any combination thereof, as may be designated by the Company at the time of the offering (the "Warrants") in amounts, at prices, and on terms to be determined at the time of the offering. The Debt Securities, Common Stock, Preferred Stock, and Warrants are collectively called the "Securities".



         The Securities may be offered in separate series or issuances at an aggregate initial public offering price not to exceed $1,000,000,000 or, if applicable, the equivalent thereof in other currencies, at prices, and on terms to be determined at the time or times of offering.


         The specific terms of the Securities with respect to which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement and include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, rate (or method of calculation thereof) and time of payment of interest, if any, any conversion or exchange provisions, any redemption provisions, any subordination provisions, and any other specific terms of the Debt Securities offered hereby not set forth herein under the caption "Description of Debt Securities" in this Prospectus, and any listing thereof on a securities exchange; (ii) in the case of Common Stock, the number of shares and any initial public offering price; (iii) in the case of Preferred Stock, the number of shares, the specific title, the aggregate amount, any dividend (including the method of calculating payment of dividends), seniority, liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Securities, any listing on a securities exchange, the initial public offering price, and any other terms; and (iv) in the case of Warrants, the designation and number, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange, and any other terms in connection with the offering, sale and exercise of the Warrants.

         The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "FD." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance.

         Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in the accompanying Prospectus Supplement.

         SEE "RISK FACTORS" BEGINNING AT PAGE 3 HEREOF FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Securities will be sold either through underwriters, dealers, or agents or directly by the Company. The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers, or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the proposed amounts, if any, to be purchased by underwriters, and the compensation, if any, of such underwriters, dealers, or agents.

                         _____________________________


         This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                         _____________________________



                THE DATE OF THIS PROSPECTUS IS JANUARY 22, 1996.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED HEREIN OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IF UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock and certain other securities of the Company are listed on the NYSE. Reports and other information concerning the Company may also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected and copied at, or obtained from, the Commission or the NYSE in the manner described above.

                         _____________________________


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995 (File No. 1-3536) (the "1994 Form 10-K"), the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 29, 1995 (the "First Quarter Form 10-Q"), July 29, 1995 (the "Second Quarter Form 10-Q"), and October 28, 1995 (the "Third Quarter Form 10-Q"), the Company's Current Reports on Form 8-K dated September 21, 1995, September 22, 1995, September 26, 1995, September 27, 1995, October 4, 1995, and October 11, 1995, and all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto are incorporated herein by reference.


         Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this Prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202, Attention: Investor Relations (telephone: (513) 579-7780).

                                  RISK FACTORS

         The Securities are subject to a number of material risks, including those enumerated below. Investors should carefully consider the risk factors enumerated below together with all of the information set forth or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement in determining whether to purchase any of the Securities.

BUSINESS FACTORS AND COMPETITIVE CONDITIONS

         The retailing industry is and will continue to be intensely competitive. The Company's stores will face increasing competition not only with other department stores in the geographic areas in which they operate, but also with numerous other types of retail outlets, including specialty stores, general merchandise stores, off-price and discount stores, new and established forms of home shopping (including mail order catalogs, television, and computer services), and manufacturer outlets.

SEASONAL NATURE OF THE DEPARTMENT STORE BUSINESS

         The department store business is seasonal in nature, with a high proportion of sales and operating income generated in November and December. Working capital requirements fluctuate during the year, increasing somewhat in mid-Summer in anticipation of the Fall merchandising season and increasing substantially prior to the Christmas season as significantly higher inventory levels are necessary.

LEVERAGE; RESTRICTIVE COVENANTS

         The Company's consolidated indebtedness is and will continue to be greater than its shareholders' equity. As of October 28, 1995, the Company had a total of $6,884.8 million of consolidated indebtedness. Certain of the debt instruments to which the Company is a party contain a number of restrictive covenants and events of default, including covenants limiting capital expenditures, incurrence of debt, and sales of assets. In addition, under certain of its debt instruments, the Company is required to achieve certain financial ratios, some of which become more restrictive over time, and a substantial portion of the Company's indebtedness is secured by the capital stock or assets of various subsidiaries of the Company or has been incurred by the Company's subsidiaries. Among other consequences, the leverage of the Company and such restrictive covenants and other terms of the Company's debt instruments could impair the Company's ability to obtain additional financing in the future, to make acquisitions, and to take advantage of significant business opportunities that may arise. In addition, the Company's leverage may increase its vulnerability to adverse general economic and retailing industry conditions and to increased competitive pressures.

DIVIDEND POLICIES; RESTRICTIONS ON PAYMENT OF DIVIDENDS

         The Company does not anticipate that it will pay any dividends on the Common Stock in the foreseeable future. The Company's bank credit agreement includes covenants restricting the Company's ability to pay dividends or make certain other distributions to stockholders. In connection with the offering of any dividend-paying Preferred Stock hereby, the applicable Prospectus Supplement will set forth the amount available for distribution as of the end of the most recent fiscal period under the Company's bank credit agreement.

SECURITY INTERESTS

         The capital stock of the Company's principal subsidiaries and substantially all of the receivables and certain real estate of the Company and its subsidiaries are subject to various security interests and liens securing certain indebtedness of the Company and its subsidiaries. As of October 28, 1995, the Company and its subsidiaries had $5,308.5 million of secured indebtedness. If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral would be correspondingly unavailable to the Company or the subsidiary owning such collateral and to other creditors of the Company or such subsidiary, except to the extent, if any, that the value of the affected collateral exceeds the amount of the indebtedness in respect of which such foreclosure rights are exercised.

HOLDING COMPANY STRUCTURE

         The Company is a holding company, substantially all of the operations of which are conducted through subsidiaries. Consequently, the Company relies principally on dividends or advances from its subsidiaries for the funds necessary for, among other things, the payment of principal of and interest on the Debt Securities and the other indebtedness of the Company. The ability of such subsidiaries to pay dividends is subject to applicable state law and certain other restrictions. Any right of the holders of the Debt Securities to participate in the assets of any of the subsidiaries upon such subsidiary's liquidation or recapitalization will be effectively subordinated to the claims of such subsidiary's creditors and preferred stockholders (if any), except to the extent that the Company is itself recognized as a creditor of such subsidiary. In addition to their own indebtedness, certain of the Company's subsidiaries have guaranteed the indebtedness of the Company under its bank credit facility.

NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION; CONSOLIDATION OF
BUSINESSES

         The Company acquired R.H. Macy & Co., Inc. ("Macy's") on December 19, 1994 and effected other acquisitions (and dispositions) during fiscal year 1994. Under the purchase method of accounting, the assets, liabilities, and results of operations associated with such acquisitions have been included in the Company's financial position and results of operations since the respective dates thereof. Accordingly, the financial position and results of operations of the Company as of the end of and for fiscal year 1994 and subsequent dates and periods are not directly comparable to the financial position and results of operations of the Company as of and for prior dates and periods. Similar effects result from the Company's recent acquisition of Broadway Stores, Inc. ("Broadway"). For accounting purposes, the assets, liabilities, and results of operations associated with the Broadway acquisition are included in the Company's financial position and results of operations following July 29, 1995. Accordingly, the financial position and results of operations for the Company for dates and periods subsequent to July 29, 1995 are not directly comparable to the financial position and results of operations of the Company on and prior to that date.

         For the 39 weeks ended Ocrober 28, 1995, the Company incurred $211.5 million of non-recurring charges in connection with the consolidation of the Macy's and Broadway's businesses with the Company's other businesses and other divisional consolidations. The Company anticipates that it will incur additional non-recurring charges in connection with the consolidation of Broadway's business with the Company's other businesses, as well as the ongoing consolidations of the Macy's business and the Company's other businesses. In addition, the Company anticipates that a number of Broadway's stores will be sold or otherwise disposed of. The Company has entered into a definitive agreement to sell nine stores, has identified ten additional stores to be sold, and has yet to make a determination with respect to certain other stores.

CERTAIN CLAIMS AGAINST THE MACY'S DEBTORS

         Certain claims or portions thereof (the "Cash Payment Claims") against Macy's and certain of its subsidiaries (collectively, the "Macy's Debtors") which, to the extent allowed by the bankruptcy court having continuing jurisdiction over the Macy's Debtors, will be paid in cash pursuant to the plan of reorganization of the Macy's Debtors were disputed by the Company as of the date of this Prospectus. The aggregate amount of disputed Cash Payment Claims ultimately allowed may be more or less than the Company's estimate of the aggregate allowed amount thereof. As of December 5, 1995, the aggregate face amount of disputed Cash Payment Claims was $362.5 million, while the estimated allowed amount thereof was $242.5 million. Although there can be no assurance with respect thereto, the Company believes that the actual allowed amount of disputed Cash Payment Claims will not exceed the estimated allowed amount thereof.

MARKET RISK; CERTAIN INVESTMENT LIMITATIONS

         The Common Stock is listed for trading on the NYSE. However, the prices at which shares of Common Stock trade may depend upon many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Company. No assurance can be given that a holder of shares of Common Stock will be able to sell such shares at any particular price.

         Certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in Common Stock.

ABSENCE OF PUBLIC MARKET FOR THE DEBT SECURITIES AND PREFERRED STOCK

         All Debt Securities and Preferred Stock will be a new issue of securities with no established trading market. Any underwriters to whom Debt Securities or Preferred Stock are sold by the Company for public offering and sale may make a market in such Debt Securities or Preferred Stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any Debt Securities or Preferred Stock.

CERTAIN TAXATION MATTERS


         The Company is subject to audits by taxing authorities with respect to periods both before and after the Macy's acquisition. As of the date of this Prospectus, the Company was a party to certain disputes with the Internal Revenue Service (the "IRS") in which the IRS was seeking to disallow certain deductions claimed by Federated and its predecessors. Although there can be no assurance with respect thereto, the Company does not expect the ultimate resolution of such disputes to have a material adverse effect on the Company's financial position or results of operations.


CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION, BY-LAWS, AND OTHER AGREEMENTS


         The Company's certificate of incorporation and by-laws and certain other agreements to which the Company is a party contain provisions that may have the effect of delaying, deferring, or preventing a change in control of the Company. In addition, the Company's certificate of incorporation authorizes the issuance of up to 500.0 million shares of Common Stock and 125.0 million shares of Preferred Stock. The Company's Board of Directors will have the power to determine the price and terms under which any additional capital stock may be issued and to fix the terms of such Preferred Stock, and existing stockholders of the Company will not have preemptive rights with respect thereto.



                                  THE COMPANY


         The Company is one of the leading operators of full-line department stores in the United States, with 414 department stores in 33 states as of the date of this Prospectus. As of the date of this Prospectus, the Company also operates 154 specialty stores and a mail order catalog business. The Company's department stores sell a wide range of merchandise, including men's, women's and children's apparel and accessories, cosmetics, home furnishings, and other consumer goods, and are diversified by size of store, merchandising character, and character of community served. The Company's department stores are located at urban or suburban sites, principally in densely populated areas across the United States. The Company has announced that it intends to explore the possibility of selling the specialty store operations that were acquired in the Company's acquisition of Macy's in December 1994. In addition, the Company anticipates that a number of the stores acquired in its recent acquisition of Broadway will be disposed of and that Broadway's retained department stores will be converted into other nameplates of the Company commencing in 1996. The Company has entered into a definitive agreement to sell nine stores, has identified ten additional stores to be sold, and has yet to make a determination with respect to certain other stores.


         The Company believes that the department store business will continue to consolidate. Accordingly, the Company intends from time to time to consider actions to increase efficiency and provide greater value to customers and to consider the possible acquisition of department store assets and companies.

         The Company's principal executive offices are located at 151 West 34th Street, New York, New York 10001 and 7 West Seventh Street, Cincinnati, Ohio 45202. The Company's telephone numbers at such offices are (212) 695-4400 and
(513) 579-7000, respectively.

                                USE OF PROCEEDS

         The principal reason for this offering is to make funds available for general corporate purposes, which may include the repayment of indebtedness outstanding from time to time, acquisitions, new store construction, store expansions, and further investments in technology. Other reasons, if any, for this offering are set forth in the accompanying Prospectus Supplement.



                       RATIO OF EARNINGS TO FIXED CHARGES


         The ratio of earnings to fixed charges for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with the Company's Consolidated Financial Statements (including the notes thereto) set forth in the 1994 Form 10-K and the Third Quarter Form 10-Q. As a result of the Company's emergence from reorganization proceedings and its adoption of fresh-start reporting as of February 1, 1992, the Company's financial information for periods ending after February 1, 1992 is generally not comparable to financial information for periods ending on or before February 1, 1992 and is separated by a black line. As a result of the Company's acquisition of Macy's and other transactions, the Company's results of operations for the fiscal year ended January 28, 1995 and subsequent periods are not directly comparable to its results of operations for prior fiscal years and its results of operations for the 39 weeks ended October 28, 1995 are neither directly comparable to its results of operations for prior periods nor indicative of the results to be achieved for the full fiscal year. See "Risk Factors -- Certain Effects of Acquisitions."





                                   39 Weeks    Fiscal Year      Fiscal Year     Fiscal Year   Fiscal Year   Fiscal Year
                                    Ended         Ended           Ended            Ended         Ended         Ended
                                 October 28,    January 28,     January 29,     January 30,   February 1,   February 2,
                                     1995          1995            1994            1993          1992          1991
                                 -----------    -----------     -----------     -----------   -----------   -----------
 Consolidated
 ratio of
 earnings to
 fixed charges
 (unaudited) (a)                      ---         1.99x            2.33x           1.72x         ---            ---

 Consolidated
 deficiency of
 earnings to
 fixed charges
 (in millions)
 (unaudited)(a)                     $214.3         ---              ---             ---       $1,850.1(b)    $548.8(c)


    (a) For purposes of computing the ratio (or deficiency) of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges (excluding capitalized interest). Fixed charges represent interest incurred, amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest.

    (b) Excludes interest on unsecured prepetition indebtedness of $301.6 million and dividends on preferred stock of $47.4 million.

    (c) Excludes interest on unsecured prepetition indebtedness of $291.0 million and dividends on preferred stock of $47.4 million.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

         The Debt Securities will be issued under an Indenture, dated as of December 15, 1994 (the "Indenture"), which is incorporated by reference as an exhibit to the Registration Statement, between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"). The statements under this caption are brief summaries of the material provisions of the Indenture, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture. Except as otherwise defined herein, capitalized terms used herein have the meanings given to them in the Indenture.


         The Indenture does not limit the aggregate amount of Debt Securities which may be issued thereunder. The Debt Securities may be issued from time to time in one or more series. Reference is made to the accompanying Prospectus Supplement for the following terms and other information with respect to the Debt Securities being offered hereby: (i) the title of such Debt Securities;
(ii) any limit on the aggregate principal amount of such Debt Securities; (iii) the persons to whom any interest on such Debt Securities will be payable, if other than the registered holders thereof on the Regular Record Date therefor;
(iv) the date or dates (or manner of determining the same) on which the principal of such Debt Securities will be payable; (v) the rate or rates (or manner of determining the same) at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue;
(vi) the dates (or manner of determining the same) on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (vii) the place or places where the principal of and any premium and interest on such Debt Securities will be payable; (viii) the period or periods, if any, within which, and the price or prices at which, such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (ix) any mandatory or optional sinking fund or analogous provisions; (x) the denominations in which any Debt Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof; (xi) the currency or currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on such Debt Securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto; (xii) any index or formula used to determine the amount of payments of principal of and any premium or interest on such Debt Securities; (xiii) whether the Debt Securities are to be issued in whole or in part in the form of one or more global securities ("Global Securities"), and, if so, the identity of the depositary, if any, for such Global Security or Securities; (xiv) the terms and conditions, if any, pursuant to which such Debt Securities are convertible into or exchangeable for Common Stock or other securities of the Company or other issuers (provided, however, that any such securities issuable upon conversion or exchange of Debt Securities will be subject to registration under the Securities Act or an applicable exemption therefrom); (xv) the applicability of the provisions described in "-- Defeasance"; (xvi) any subordination provisions applicable to such Debt Securities; and (xvii) any other terms of the Debt Securities.


         Debt Securities may be issued at a discount from their stated principal amount. Certain federal income tax considerations and other special considerations applicable to any Debt Security issued with original issue discount (an "Original Issue Discount Security") may be described in an applicable Prospectus Supplement.

         If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms, and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in an applicable Prospectus Supplement.

         Unless otherwise indicated in an applicable Prospectus Supplement, (i) the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof and (ii) payment of principal, premium (if any), and interest on the Debt Securities will be payable, and the exchange, conversion, and transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

         BOOK-ENTRY DEBT SECURITIES

         The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (a "Depositary") or its nominee identified in an applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in any other circumstances described in an applicable Prospectus Supplement.

         The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in an applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

         Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee ("Participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Securities will be limited to Participants or Persons that may hold interests through Participants. Ownership of beneficial interests by Participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through Participants will be shown on, and the transfer of that ownership interest within such Participant will be effected only through, records maintained by such Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

         So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in an applicable Prospectus Supplement, owners of beneficial interests in such Global Securities will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form, and will not be considered the owners or Holders thereof for any purpose under the Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that, under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under Indenture, the Depositary would authorize the Participants to give such notice or take such action, and Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         Principal of and any premium and interest on a Global Security will be payable in the manner described in an applicable Prospectus Supplement.
Payment of principal of, and any premium or interest on, Debt Securities registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent, or the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a

Global Security for such Debt Securities or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

CERTAIN COVENANTS

         Maintenance of Office or Agency. The Company will be required to maintain an office or agency in each place of payment for each series of Debt Securities for notice and demand purposes and for the purposes of presenting or surrendering Debt Securities for payment, registration of transfer, or exchange.

         Paying Agents, Etc. If the Company acts as its own paying agent with respect to any series of Debt Securities , on or before each due date of the principal of, or interest on any of the Debt Securities of that series, it will be required to segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay such amount due and to notify the Trustee promptly of its action or failure so to act. If the Company has one or more paying agents for any series of Debt Securities, prior to each due date of the principal of or interest on any Debt Securities of that series, it will deposit with a paying agent a sum sufficient to pay such amount, and the Company will promptly notify the Trustee of its action or failure so to act (unless such paying agent is the Trustee). All moneys paid by the Company to a paying agent for the payment of principal of and interest on any Debt Securities that remain unclaimed for two years after such principal or interest has become due and payable may be repaid to the Company, and thereafter the holder of such Debt Securities may look only to the Company for payment thereof.

         Payment of Taxes and Other Claims. The Company will be required to pay and discharge, before the same become delinquent, (i) all taxes, assessments, and governmental charges levied or imposed upon the Company or any Subsidiary of the Company or their properties and (ii) all claims that if unpaid would result in a lien on their property and have a material adverse effect on the business, assets, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"), unless the same is being contested by proper proceedings.

         Maintenance of Properties. The Company will be required to cause all properties used in the business of the Company or any Subsidiary of the Company to be maintained and kept in good condition, repair, and working order, except to the extent that the failure to do so would not have a Material Adverse Effect.

         Existence. The Company will be required to, and also will be required to cause its Subsidiaries to, preserve and keep in full force their existence, charter rights, statutory rights, and franchises, except to the extent that failure to do so would not have a Material Adverse Effect.

         Compliance with Laws. The Company will be required to and to cause its Subsidiaries to comply with all applicable laws to the extent the failure to do so would have a Material Adverse Effect.

         Restrictive Covenants. Any restrictive covenants applicable to any series of Debt Securities will be described in an applicable Prospectus Supplement.

EVENTS OF DEFAULT

         The following are Events of Default under the Indenture with respect to Debt Securities of any series: (i) default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when it becomes due and payable; (ii) default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 calendar days; (iii) default in the making of any sinking fund payment as and when due by the terms of any Debt Security of that series; (iv) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series) and continuance of such default for a period of 60 calendar days after written notice thereof has been given to the Company as provided in the Indenture; (v) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other indebtedness of the Company the principal amount of which is not less than $100 million, which default results in such indebtedness becoming due prior to its stated maturity or occurs at the final maturity thereof; (vi) certain events of bankruptcy, insolvency, or reorganization involving the Company; and (vii) any other Event of Default provided with respect to Debt Securities of that series. Pursuant to the Trust Indenture Act, the Trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of Debt

Securities, to give to the Holders of the Debt Securities of such series notice of all such uncured defaults known to it (except that, in the case of a default in the performance of any covenant of the character contemplated in clause (iv) of the preceding sentence, no such notice to Holders of the Debt Securities of such series will be given until at least 30 calendar days after the occurrence thereof), except that, other than in the case of a default of the character contemplated in clause (i), (ii), or (iii) of the preceding sentence, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the Holders of the Debt Securities of such series.


         If an Event of Default with respect to Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. See "-- Modification and Waiver" below. If an Event of Default under clause (vi) of the immediately preceding paragraph occurs, then the principal of, premium on, if any, and accrued interest on the Debt Securities of that series will become immediately due and payable without any declaration or other act on the part of the Trustee of any holder of the Debt Securities of that series.

         The Indenture provides that, subject to the duty of the Trustee thereunder during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the Holders of a majority in principal amount of the Debt Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

         No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the same series have also made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee has received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request and has failed to institute such proceeding within 60 calendar days. However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

         The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance.

         Any additional Events of Default with respect to any series of Debt Securities, and any variations from the foregoing Events of Default applicable to any series of Debt Securities, will be described in an applicable Prospectus Supplement.

MODIFICATION AND WAIVER

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected thereby, except that no such modification or amendment may, without the consent of the Holder of each Debt Security affected thereby, (i) change the Stated Maturity of, or any installment of principal of, or interest on, any Debt Security; (ii) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (iii) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (iv) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security;
(v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Prepayment Date thereof; or (vi) reduce the percentage in principal amount of Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

         The Holders of at least a majority in aggregate principal amount of the Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the Indenture. The Holders of not less than a majority in principal amount of the Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Debt Security of that series affected thereby.

DEFEASANCE

         Unless otherwise specified in a Prospectus Supplement applicable to a particular series of Debt Securities, the Company, at its option, (i) will be deemed to have been discharged from its obligations with respect to the Debt Securities of such series (except for certain obligations, including obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost, or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with the covenants that are under "Certain Covenants" above with respect to the Debt Securities of such series, and the occurrence of an event described in clause (iv) under "Events of Default" above with respect to any defeased covenant and clauses (iii), (v), and (vii) of the "Events of Default" above will no longer be an Event of Default if, in either case, the Company irrevocably deposits with the Trustee, in trust, money or direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable at the issuer's option ("U.S. Government Obligations") or certain depositary receipts therefor that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. Such defeasance may be effected only if, among other things, (a) no Event of Default or event which with the giving of notice or lapse or time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit,
(b) no Event of Default described under clause (vi) under "-- Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (vi) shall have occurred and be continuing at any time on or prior to the 90th calendar day following such date of deposit, (c) in the event of defeasance under clause
(i) above, the Company has delivered an Opinion of Counsel, stating that (1) the Company has received from, or there has been published by, the IRS a ruling or (2) since the date of the Indenture there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the Debt Securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred, and (d) in the event of defeasance under clause (ii) above, the Company has delivered an Opinion of Counsel to the effect that, among other things, the Holders of the Debt Securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred. In the event the Company fails to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

SATISFACTION AND DISCHARGE

         The Company, at its option, may satisfy and discharge the Indenture (except for certain obligations of the Company and the Trustee, including, among others, the obligations to apply money held in trust) when (i) either (a) all Debt Securities previously authenticated and delivered (other than (1) Debt Securities that were destroyed, lost, or stolen and that have been replaced or paid and (2) Debt Securities for the payment of which money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all such Debt Securities not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year, or (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities not previously delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, (ii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company, and (iii) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the Indenture have been satisfied.

LIMITATIONS ON MERGER AND CERTAIN OTHER TRANSACTIONS

         Prior to the satisfaction and discharge of the Indenture, the Company may not consolidate with or merge with or into any other person, or transfer all or substantially all of its properties and assets to another person unless
(i) either (a) the Company is the continuing or surviving person in such a consolidation or merger or (b) the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred (the Company or such other person being referred to as the "Surviving Person") is a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes, by an indenture supplement, all the obligations of the Company under the Debt Securities and the Indenture, (ii) immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default exists, and (iii) an officer's certificate is delivered to the Trustee to the effect that the conditions set forth in the preceding clauses (i) and (ii) have been satisfied and an opinion of counsel has been delivered to the Trustee to the effect that the conditions set forth in the preceding clause (i) have been satisfied. The Surviving Person will succeed to and be substituted for the Company with the same effect as if it has been named in the Indenture as a party thereto, and thereafter the predecessor corporation will be relieved of all obligations and covenants under the Indenture and the Debt Securities.

GOVERNING LAW

         The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

         The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company within three months of, or subsequent to, a default by the Company to make payment in full of principal of or interest on any series of Debt Securities when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the Trustee's rights as a creditor of the Company will not be limited if the creditor relationship arises from, among other things, the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the Trustee; certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the Indenture; disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity; indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or the acquisition, ownership, acceptance, or negotiation of certain drafts, bills of exchange, acceptances, or other obligations. The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which the Company may be a party from time to time or from engaging in other transactions with the Company. If the Trustee acquires any conflicting interest and there is an Event of Default with respect to any series of Debt Securities, it must eliminate such conflict or resign.


                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

         The Company's Certificate of Incorporation provides that the authorized capital stock of the Company consists of 500 million shares of Common Stock and 125 million shares of Preferred Stock.

COMMON STOCK

         The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferential rights that may be applicable to any Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities, and there are no redemption provisions with respect to such shares. The Common Stock is listed on the NYSE. The transfer agent and registrar for the Common Stock is The Bank of New York.

PREFERRED STOCK


         The Board of Directors of the Company has the authority to issue 125 million shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, limitations, and restrictions of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences, and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of the Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of the Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders.


         The Board of Directors of the Company has not taken any action to designate or issue any series of Preferred Stock, other than the Series A Junior Participating Preferred Stock described below. The terms of any Preferred Stock offered and the applicable Certificate of Designation, as well as the transfer agent and registrar therefor, will be set forth in the applicable Prospectus Supplement.

PREFERRED SHARE PURCHASE RIGHTS


         Each outstanding share of Common Stock issued is accompanied by one right (a "Right") issued pursuant to a share purchase rights agreement between the Company and The Bank of New York, as rights agent (the "Share Purchase Rights Agreement"). Each Right entitles the registered holder thereof to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Shares"), of the Company at a price (the "Purchase Price") of $62.50 per one one-hundredth of a Series A Preferred Share, subject to adjustment.


         Until the earliest to occur of the following dates (the earliest of such dates being hereinafter called the "Rights Distribution Date"), the Rights will be evidenced by the certificates evidencing shares of Common Stock: (i) the close of business on the tenth business day (or such later date as may be specified by the Board of Directors of the Company) following the first date of public announcement by the Company that a person (other than the Company or a subsidiary or employee benefit or stock ownership plan of the Company), together with its affiliates and associates, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock (any such person being hereinafter called an "Acquiring Person"), (ii) the close of business on the tenth business day

(or such later date as may be specified by the Board of Directors of the Company) following the commencement of a tender offer or exchange offer by a person (other than the Company or a subsidiary or employee benefit or stock ownership plan of the Company), the consummation of which would result in beneficial ownership by such person of 20% or more of the outstanding Common Stock, and (iii) the close of business on the tenth business day following the first date of public announcement by the Company that a Flip-in Event or a Flip-over Event (as such terms are hereinafter defined) has occurred.

         The Share Purchase Rights Agreement provides that, until the Rights Distribution Date, the Rights may be transferred with and only with the Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), any certificate evidencing shares of Common Stock issued upon transfer or new issuance of Common Stock will contain a notation incorporating the Share Purchase Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates evidencing Common Stock will also constitute the transfer of the Rights associated with such certificates. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights. No Right is exercisable at any time prior to the Rights Distribution Date. The Rights will expire on December 19, 2004 (the "Final Expiration Date") unless earlier redeemed or exchanged by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or to receive dividends.

         The Purchase Price payable, and the number of Series A Preferred Shares or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Series A Preferred Shares, (ii) upon the grant to holders of the Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Series A Preferred Shares at a price, or securities convertible into Series A Preferred Shares with a conversion price, less than the then-current market price of the Series A Preferred Shares, or (iii) upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness or cash (excluding regular periodic cash dividends), assets, or stock (excluding dividends payable in Series A Preferred Shares) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one-hundredths of a Series A Preferred Share issuable upon exercise of each Right also is subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or a subdivision, combination, or reclassification of the Common Stock occurring, in any such case, prior to the Rights Distribution Date.

         The Series A Preferred Shares issuable upon exercise of the Rights will not be redeemable. Each Series A Preferred Share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of (i) $1.00 per share and (ii) an amount equal to 100 times the aggregate dividends declared per share of Common Stock during the related quarter. In the event of liquidation, the holders of the Series A Preferred Shares will be entitled to a preferential liquidation payment equal to the greater of (a) $100 per share and
(b) an amount equal to 100 times the liquidation payment made per share of Common Stock. Each Series A Preferred Share will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation, or other transaction in which shares of Common Stock are exchanged, each Series A Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights will be protected by customary antidilution provisions. Because of the nature of the Series A Preferred Shares' dividend, voting and liquidation rights, the value of the one one-hundredth interest in a Series A Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

         Rights may be exercised to purchase Series A Preferred Shares only after the Rights Distribution Date occurs and prior to the occurrence of a Flip-in Event or Flip-over Event. A Rights Distribution Date resulting from the commencement of a tender offer or exchange offer described in clause (ii) of the definition of "Rights Distribution Date" could precede the occurrence of a Flip-in Event or Flip-over Event and thus result in the Rights being exercisable to purchase Series A Preferred Shares. A Rights Distribution Date resulting from any occurrence described in clause (i) or clause (iii) of the definition of "Rights Distribution Date" would necessarily follow the occurrence of a Flip-in Event or Flip-over Event and thus result in the Rights being exercisable to purchase shares of Common Stock or other securities as described below.

         In the event (a "Flip-in Event") that (i) any person, together with its affiliates and associates, becomes the beneficial owner of 20% or more of the outstanding Common Stock, (ii) any Acquiring Person merges into or combines with the Company and the Company is the surviving corporation or any Acquiring Person effects certain other transactions with the Company, as described in the Share Purchase Rights Agreement, or (iii) during such time as there is an Acquiring Person, there is any reclassification of securities or recapitalization or reorganization of the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights that are or were owned beneficially by the Acquiring Person (which, from and after the later of the Rights Distribution Date and the date of the earliest of any such events, will be void), will thereafter have the right to receive upon exercise thereof at the then-current exercise price of the Right, that number of shares of Common Stock (or, under certain circumstances, an economically equivalent security or securities of the Company) that have a market value of two times the exercise price of the Right.

         In the event (a "Flip-over Event") that, following the first date of public announcement by the Company that a person has become an Acquiring Person, (i) the Company merges with or into any person and the Company is not the surviving corporation, (ii) any person merges with or into the Company and the Company is the surviving corporation, but all or part of the Common Stock is changed or exchanged, or (iii) 50% or more of the company's assets or earning power, including without limitation securities creating obligations of the Company, are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of such other person which at the time of such transaction would have a market value of two times the exercise price of the Right.

         Following the occurrence of any Flip-in Event or Flip-over Event, Rights (other than any Rights which have become void) may be exercised as described above, upon payment of the exercise price or, at the option of the holder thereof, without the payment of the exercise price that would otherwise be payable. If a holder of Rights elects to exercise Rights without the payment of the exercise price that would otherwise be payable, such holder will be entitled to receive upon the exercise of such Rights securities having a market value equal to the exercise price of the Rights. In addition, at any time after the later of the Rights Distribution Date and the first occurrence of a Flip-in Event or a Flip-over Event and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding Common Stock, the Company may exchange the Rights (other than any Rights which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

         With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase Price of at least 1%. The Company is not required to issue fractional Series A Preferred Shares (other than fractions that are integral multiples of one one-hundredth of a Series A Preferred Share, which may, at the option of the Company, be evidenced by depositary receipts) or fractional shares of Common Stock or other securities issuable upon the exercise of Rights. In lieu of issuing such securities, the Company may make a cash payment, as provided in the Share Purchase Rights Agreement.

         The Company may redeem the Rights in whole, but not in part, at a price of $0.03 per Right, subject to adjustment and, in the event that the payment of such amount would be prohibited by loan agreements or indentures to which the Company is a party, deferral (the "Redemption Price"), at any time prior to the close of business on the later of (i) the Rights Distribution Date and (ii) the first date of public announcement that a person has become an Acquiring Person. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the holders will have only the right to receive the Redemption Price.

         The Share Purchase Rights Agreement may be amended by the Company without the approval of any holders of Rights, including amendments which add other events requiring adjustment to the Purchase Price payable and the number of Series A Preferred Shares or other securities issuable upon the exercise of the Rights which modify procedures relating to the redemption of the Rights, provided that no amendment may be made which decreases the stated Redemption Price to an amount less than $0.01 per Right, decreases the period of time remaining until the Final Expiration Date, or modifies a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable.

CERTAIN CORPORATE GOVERNANCE MATTERS

         The Company's Certificate of Incorporation and By-Laws provide that the directors of the Company are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected. Any additional person elected to the Board of Directors of the Company will be added to a particular class of directors to be determined at the time of such election, although in accordance with the Company's Certificate of Incorporation and By-Laws, the number of directors in each class will be identical or as nearly as practicable thereto based on the total number of directors then serving as such.

         The Company's By-Laws provide that nominations for election of directors by the stockholders will be made by the Board of Directors of the Company or by any stockholder entitled to vote in the election of directors generally. The Company's By-Laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the Commission or furnished to stockholders, or by mail, press release, or otherwise more than 75 calendar days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the date on which such announcement of the date of the meeting was so communicated. The Company's By-Laws further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholders and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.


         In addition to the provisions relating to the classification of the Board of Directors and the director nomination procedures described above, the Company's Certificate of Incorporation and By-Laws provide, in general, that
(i) the number of directors of the Company will be fixed, within a specified range, by a majority of the total number of the Company's directors (assuming no vacancies) or by the holders of at least 80% of the Company's voting stock,
(ii) the directors of the Company in office from time to time will fill any vacancy or newly created directorship on the Board of Directors of the Company with any new director to serve in the class of directors to which he or she is so elected, (iii) directors of the Company may be removed only for cause by the holders of at least 80% of the Company's voting stock, (iv) stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting, (v) except as described below, special meetings of stockholders may be called only by the Company's Chief Executive Officer or by a majority of the total number of directors of the Company (assuming no vacancies) and the business permitted to be conducted at any such meeting is limited to that brought before the meeting by the Company's Chief Executive Officer or by a majority of the total number of directors of the Company (assuming no vacancies), and (vi) subject to certain exceptions, the Board of Directors of the Company may postpone and reschedule any previously scheduled annual or special meeting of stockholders. The Company's By-Laws also require that stockholders desiring to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of the Company not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by press release or inclusion in a report filed with the Commission or furnished to stockholders more than 75 calendar days prior to the meeting, notice by the stockholders to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth calendar day following the day on which such announcement of the date of the meeting was so communicated. The Company's By-Laws further require that the notice by the stockholder set forth a description of the business to be brought before the meeting and the reasons for conducting such business at the meeting and certain information concerning the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made including their names and addresses, the class and number of shares of the Company, that are owned beneficially and of record by each of them, and any material interest of either of them in the business proposed to be brought before the meeting. Upon the written request of the holders of not less than 15% of the Company's voting stock, the Board of Directors of the Company will be required to call a meeting of stockholders for the purpose specified in such written request and fix a record date for the determination of stockholders entitled to notice of and to vote at such meeting (which record date may not be later than 60 calendar days after the date of receipt of notice of such meeting), provided that in the event that the Board of Directors of the Company calls an annual or special meeting of stockholders to be held not later than 90 calendar days after receipt of any such written request, no separate special meeting of stockholders as so requested will be required to be convened provided that the purposes of such annual or special meeting called by the Board of Directors of the Company include (among others) the purposes specified in such written request of the stockholders.


         Under applicable provisions of Delaware law, the approval of a Delaware company's board of directors, in addition to stockholder approval, is required to adopt any amendment to the company's certificate of incorporation, but a company's by-laws may be amended either by action of its stockholders or, if the company's certificate of incorporation so provides, its board of directors. The Company's Certificate of Incorporation and By-Laws provide that
(i) except as described below, the provisions summarized above and the provisions relating to the classification of the Company's Board of Directors and nominating procedures may not be amended by the stockholders, nor may any provision inconsistent therewith be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the Company's voting stock, voting together as single class, except that if any such action (other than any direct or indirect amendments to the provision requiring that stockholder action be taken at a meeting of stockholders rather than by written consent in lieu of a meeting) is approved by the holders of a majority, but less than 80%, of the then- outstanding voting stock (in addition to any other approvals require by law, including approval by the Board of Directors of the Company with respect to any amendment to the Company's Certificate of Incorporation), such action will be effective as of one year from the date of adoption, or (ii) the Company's By-Law provisions relating to the right of stockholders to cause special meetings of stockholders to be called and to the composition of certain directorate committees may not be amended by the Company's Board of Directors without stockholder approval.


         The Company is subject to Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), which restricts the consummation of certain business combination transactions in certain circumstances. In addition, the Company's certificate of incorporation contains provisions that are substantially similar to those contained in Section 203 of the DGCL that restrict business combination transactions with (i) any person or group that became or is deemed to have become the beneficial owner of 15% or more of the voting stock of the Company as a result of its receipt of Common Stock or warrants pursuant to Macy's plan of reorganization that thereafter becomes the beneficial owner of an additional 1% or more of the voting stock of the Company and (ii) any other person or group that becomes the beneficial owner of 15% more of the voting stock of the Company.

         The foregoing provisions of the Company's Certificate of Incorporation, the provisions of its By-Laws relating to advance notice of stockholder nominations, and the provisions of the Share Purchase Rights Agreement (see "--Preferred Share Purchase Rights") may discourage or make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy contest, or otherwise. These provisions are intended to discourage or may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company's management believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly held companies, provide benefits by enhancing the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company that outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.


                            DESCRIPTION OF WARRANTS

         The Company may issue Warrants for the purchase of Debt Securities, Common Stock, Preferred Stock, Depositary Shares, or any combination thereof. Warrants may be issued independently, together with any other Securities offered by a Prospectus Supplement, and may be attached to or separate from such Securities. Warrants may be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

         The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the designation, number and terms of the Debt Securities, Common Stock, Preferred Stock, Depositary Shares, or combination thereof, purchasable upon exercise of such Warrants; (v) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (vi) the date, if any, on and after which such Warrants and the related underlying Securities will be separately transferable; (vii) the price at which each underlying Security purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (ix) the minimum amount of such Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of any applicable federal income tax considerations; and (xii) any other terms of such Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such Warrants.


                              PLAN OF DISTRIBUTION

         The Company may sell the Securities in any one or more of the following ways: (i) through one or more underwriters, (ii) through one or more dealers or agents (which may include one or more underwriters), or (iii) directly to one or more purchasers.

         The distribution of the Securities may be effected from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of the Securities, underwriters, dealers, and agents may receive compensation from the Company or from purchasers of the Securities in the form of discounts, concessions, or commissions. Underwriters, dealers, and agents who participate in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer, or agent will be identified and any such compensation received from the Company will be described in an applicable Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         Under agreements which may be entered into by the Company, underwriters, dealers, and agents who participate in the distribution of the Securities may be entitled to indemnification by the Company against certain liabilities, including under the Securities Act, or contribution from the Company to payments which the underwriters, dealers, or agents may be required to make in respect thereof. The underwriters, dealers, and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

         All Securities will be a new issue of securities with no established trading market, other than the Common Stock, which is listed on the NYSE. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any Securities.


                            VALIDITY  OF  SECURITIES

         Unless otherwise indicated in an applicable Prospectus Supplement relating to the Securities, the validity of the Securities offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York.

                                    EXPERTS

                 The consolidated financial statements of the Company as of January 28, 1995 and January 29, 1994, and for each of the fifty-two week periods ended January 28, 1995, January 29, 1994, and January 30, 1993, have been incorporated by reference in this Prospectus in reliance upon the report, incorporated by reference herein, of KPMG Peat Marwick LLP, independent certified public accountants and upon the authority of that firm as experts in accounting and auditing.

         The consolidated financial statements of Macy's as of July 30, 1994 and July 31, 1993 and for each of the fiscal years in the three-year period ended July 30, 1994 incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Broadway as of January 28, 1995 and January 29, 1994 and for each of the fiscal years ended January 28, 1995 and January 29, 1994, the 17 weeks ended January 30, 1993, and the 35 weeks ended October 3, 1992 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements incorporated herein by reference to reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, are or will be so incorporated in reliance upon the reports of KPMG Peat Marwick LLP, or any other independent public accountants, relating to such financial statements and upon the authority of such independent public accountants as experts in accounting and auditing in giving such reports to the extent that the particular firm has audited such financial statements and consented to the use of their reports thereon.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions (which will be described in an applicable Prospectus Supplement), are estimated as follows:

                Securities and Exchange Commission registration fee . . . . . . . . . . . . . . .    $344,827
                Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      75,000
                Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .      25,000
                Printing and engraving expenses . . . . . . . . . . . . . . . . . . . . . . . . .      25,000
                Trustee's fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .      20,000
                Miscellaneous expenses(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . .     150,000
                                                                                                     --------
                          Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $639,827
                                                                                                     ========

-----------------------------
(1) Includes estimate of stock exchange listing fees, blue sky fees and expenses, NASD filing fees, and rating agency fees.



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


         The Company's Certificate of Incorporation (the "Certificate") provides, as do the charters of many other publicly held companies, that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Certificate and the Company's By-Laws provide for the indemnification of the directors, officers, employees, and agents of the Company and its subsidiaries to the full extent that may be permitted by Delaware law from time to time and, in the case of the By-Laws, for various procedures relating thereto. Certain provisions of the Certificate protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under Delaware law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. The Certificate absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Certificate also does not absolve directors of liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.


         Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

         The Certificate provides, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any action, suit, or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee, or agent for another entity), will be indemnified and held harmless by the Company to the full extent authorized by Delaware law against all expense, liability, or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred thereby will be deemed to be contract rights and will include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above in advance of their final disposition.


         The Company is a party to indemnification agreements with each of its directors and officers. These indemnification agreements provide for, among other things, (i) the indemnification by the Company of the indemnitees thereunder to the extent described above, (ii) the advancement of attorneys' fees and other expenses, and (iii) the establishment, upon approval by the Board of Directors, of trusts or other funding mechanisms to fund the Company's indemnification obligations thereunder.


ITEM 16.  EXHIBITS


        1.1      --  Underwriting Agreement (to be filed, as applicable to a particular offering of Securities, as an exhibit to a
                     Current Report on Form 8-K and incorporated herein by reference thereto)

        4.1      --  Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form
                     10-K (File No. 1-13536) for the fiscal year ended January 28, 1995 ("1994 Form 10- K"))

        4.2      --  By-Laws (incorporated by reference to Exhibit 3.2 of the 1994 Form 10-K)

        4.3      --  Rights Agreement, dated December 19, 1994, between the Company and the Bank of New York, as rights agent
                     (incorporated by reference to Exhibit 4.3 of the 1994 Form 10-K)

        4.4      --  Indenture, dated December 15, 1994, between the Company and State Street Bank and Trust Company (successor to
                     The First National Bank of Boston), as Trustee (incorporated by reference to Exhibit 4.1 of the Company's
                     Registration Statement on Form S-3 (Registration Number 33-88328) filed with the Commission on January 9, 1995)

        4.5      --  Supplemental Indenture (to be filed, as applicable to a particular offering of Debt Securities, as an exhibit to a Current Report on Form 8-K and incorporated herein by reference thereto)

        4.6      --  The form or forms of Securities with respect to each particular series of Securities registered hereunder will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference thereto

        5.1      --  Opinion of Jones, Day, Reavis & Pogue

       12.1      --  Statement re: Computation of Ratios*

       23.1      --  Consent of KPMG Peat Marwick LLP

       23.2      --  Consent of Price Waterhouse LLP

       23.3      --  Consent of Deloitte & Touche LLP

       23.4      --  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

       24.1      --  Powers of Attorney*

       25.1      --  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of State Street
                     Bank and Trust Company to act as Trustee under the Indenture*


---------------------------


         *   Filed Previously.

ITEM 17.  UNDERTAKINGS

         The Company hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that the undertakings set forth in paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement will be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                 (5) That, (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel for the Company the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on January 22, 1996.

                                        FEDERATED DEPARTMENT STORES, INC.

                                        By   /s/ Dennis J. Broderick
                                           -------------------------------------
                                           Dennis J. Broderick,
                                           Senior Vice President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on January 22, 1996.


                     SIGNATURE                                                                          TITLE
                     ---------                                                                          -----
                             *                                               Chairman of the Board and Chief Executive
         ------------------------------------------                            Officer (principal executive officer)
                     Allen I. Questrom                                         and Director

                             *                                               Vice Chairman and Chief Financial Officer
         ------------------------------------------                            (principal financial officer) and Director
                      Ronald W. Tysoe

                             *                                               Senior Vice President and Controller
         ------------------------------------------                            (principal accounting officer)
                       John E. Brown

                             *                                               Director
         ------------------------------------------
                     Robert A. Charpie

                             *                                               Director
         ------------------------------------------
                      Lyle Everingham

                             *                                               Director
         ------------------------------------------
                       Meyer Feldberg

                             *                                               Director
         ------------------------------------------
                    Earl G. Graves, Sr.

                             *                                               Director
         ------------------------------------------
                      George V. Grune

                             *                                               Director
         ------------------------------------------
                   Gertrude G. Michelson

                             *                                               Director
         ------------------------------------------
                      Joseph Neubauer

                             *                                               Director
         ------------------------------------------
                     Laurence A. Tisch

                             *                                               Director
         ------------------------------------------
                     Paul W. Van Orden

                             *                                               Director
         ------------------------------------------
                   Karl M. von der Heyden

                             *                                               Director
         ------------------------------------------
                    Marna C. Whittington

                             *                                               Director
         ------------------------------------------
                     James M. Zimmerman

* The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named persons.

                                        /s/ Dennis J. Broderick
                              ---------------------------------------------
                                          Dennis J. Broderick,
                                            Attorney-in-Fact

                               INDEX TO EXHIBITS


       Exhibit
         No.                                      Description
       -------       -----------------------------------------------------------------------------------------------------
        1.1      --  Underwriting Agreement (to be filed, as applicable to a particular offering of Securities, as an exhibit to a Current Report on Form 8-K and incorporated herein by reference thereto)

        4.1      --  Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Annual
                     Report on Form 10-K (File No. 1-13536) for the fiscal year ended January 28, 1995 ("1994 Form 10-K"))

        4.2      --  By-Laws (incorporated by reference to Exhibit 3.2 of the 1994 Form 10-K)

        4.3      --  Rights Agreement, dated December 19, 1994, between the Company and the Bank of New York, as rights agent (incorporated by reference to Exhibit 4.3 of the 1994 Form 10-K)

        4.4      --  Indenture, dated December 15, 1994, between the Company and State Street Bank and Trust Company
                     (successor to The First National Bank of Boston), as Trustee (incorporated by reference to Exhibit
                     4.1 of the Company's Registration Statement on Form S-3 (Registration Number 33-88328) filed with the Commission on January 9, 1995)

        4.5      --  Supplemental Indenture (to be filed, as applicable to a particular offering of Debt Securities, as an exhibit to a Current Report on Form 8-K and incorporated herein by reference thereto)

        4.6      --  The form or forms of Securities with respect to each particular series of Securities registered hereunder will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference thereto

        5.1      --  Opinion of Jones, Day, Reavis & Pogue

       12.1      --  Statement re: Computation of Ratios*

       23.1      --  Consent of KPMG Peat Marwick LLP

       23.2      --  Consent of Price Waterhouse LLP

       23.3      --  Consent of Deloitte & Touche LLP

       23.4      --  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)*

       24.1      --  Powers of Attorney*

       25.1      --  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of
                     State Street Bank and Trust Company to act as Trustee under the Indenture*

____________________
         *  Filed previously.